EXHIBIT 99


         FOR IMMEDIATE RELEASE
         ---------------------


FOR:     CCAIR, Inc.                                 CONTACT: Eric Montgomery
         P. O. Box 19928                                      704/359-5304
         Charlotte, NC  28219-0929                   DATE:    February 1, 1999

              CCAIR, INC. ANNOUNCES ENTERING MERGER AGREEMENT WITH
                              MESA AIR GROUP, INC.


         CHARLOTTE, NC - Feb. 1/PRNewswire/ -- CCAIR, Inc. (NASDAQ:CCAR), an independent airline operating as US Airways Express in the southeast United States announced today that it has entered into a definitive Merger Agreement with Mesa Air Group, Inc. dated as of January 28, 1999, whereby CCAIR will become a wholly-owned subsidiary of Mesa Air Group. Mesa Air Group, Inc. is a Phoenix, Arizona based operator of regional airlines including both turboprop and Canadair Regional Jet equipment. The transaction, valued at approximately $53 million, reflects a $4.35 per share purchase price, a reduction from $5.40 share price referred to in the press release issued August 28, 1998 announcing the letter of intent.

         Under the terms of the Merger Agreement, upon consummation of the merger, each outstanding share of CCAIR common stock will be converted into the right to receive a fraction of a share of Mesa common stock, determined by dividing $4.35 by the average Mesa share price for a specified ten day trading period prior to the closing. The conversion is subject to a maximum exchange ratio of .6214 if the Mesa share price falls below $7.00 and a minimum exchange ratio of .435 if the Mesa share price exceeds $10.

         Kenneth W. Gann, President and Chief Executive Officer of CCAIR, Inc. stated, "CCAIR is happy to become a part of Mesa Air Group and its regional jet aircraft growth opportunities. The combination with Mesa should benefit not only CCAIR's shareholders but also its employees and customers in the Carolinas region."

         The consummation of the Merger is subject to the approval of the CCAIR stockholders and the Mesa shareholders, certain regulatory approvals and other conditions, as set forth in the Merger Agreement.

         The Merger is expected to be completed by mid May 1999 and is contemplated to be accounted for as a pooling of interests.

         CCAIR is one of the nine US Airways Express carriers. Through a marketing affiliation with US Airways, US Airways Express passengers receive through fares, reservation and ticketing services, advance seat assignments and check baggage through to their final destination.
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         US Airways Express operates more than 2,600 daily flights. Members of
US Airways Dividend Miles program earn miles on all US Airways Express flights. Under a marketing agreement between US Airways and American Airlines, Dividend Miles members now can use the miles earned while flying US Airways and US Airways Express for travel on American Airlines and American Airlines' AAdvantage members can use their miles to fly on US Airways and US Airways Express flights. Visit US Airways World Wide Web site at www.usairways.com